Exhibit 16.1

[ASSENTSURE PAC LETTER]

April 4, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Next Technology (formerly know as “WeTrade Group Inc.”)
CIK Number: 0001784970

Dear Commissioners:

We have read the Form 8-k dated April 4, 2024 of Next Technology (formerly known as “WeTrade Group Inc.”)(the “Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

/s/ Assentsure PAC

Assentsure PAC

Singapore